Exhibit 10.11

Options Media Group Holdings, Inc.
123 NW 13th Street, Suite 300
Boca Raton, Florida 33432

July 21, 2010

Mr. Dale S. Harrod
4928 NW 58 Ave
Coral Springs, FL 33067-2188

Re:  Settlement Agreement and Release

Dear Dale:

This letter agreement confirms our agreement with respect to your Employment Agreement with Options Media Group Holdings, Inc. and/or any of its subsidiaries.  We agree that effective last Friday, July 16, 2010, your role as an employee and Chief Technology Officer terminated.  Notwithstanding anything contained in your Employment Agreement effective as of October 6, 2008, as amended by Amendment to Employment Agreement dated December 30, 2008, we agree that the Company’s sole obligation to you will be to pay you  salary of $10,000 per month for a five month period expiring December 16, 2010, pay you $[5,000] on December 16, 2010 and reimburse you for your COBRA expenses through January 16, 2011.  All payments will be subject to appropriate withholding and deductions as required by law.  This severance shall be paid in installments in accordance with the Company’s payroll practices.  In addition, the Company will grant you 200,000 five-year non-qualified options exercisable at the closing price of our common stock on the last trading day prior to approval by the Company’s Board of Directors. The options will vest each June 30 and December 31 beginning December 31, 2010 as long as during the prior six month period you made yourself available to perform consulting services as requested by the Company not to exceed 10 hours per month and the exercisability will be further conditioned on your signing the Company’s stand stock option agreement. The Company’s obligation to compensate you  is contingent upon your agreeing to extend the non-compete period contained in your Employment Agreement for a period of one year following the last salary payment date or the close of business on December 16, 2011 and your  executing the Settlement Agreement and Release.

If the foregoing is acceptable to you, please execute a copy of this letter agreement in the place indicated below.

Sincerely yours,

/s/ Scott Frohman

Scott Frohman
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Dale S. Harrod
Dale S. Harrod